REAFFIRMATION AND CONSOLIDATION OF PREVIOUS AGREEMENTS

     Because of various communications, both written and oral, that have been exchanged between the parties since February 5th, this document is being executed to clarify and codify the essential points of previous agreements made regarding the anti-dilution stock agreement between the parties. This document reiterates the original agreements regarding non-dilution of equity and makes null and void any previous communications from the company to the stockholder during the week ending February 7, 2003.
     There shall be no claim of any variance from the terms of this agreement by either party at any future time for any reason. Any modification of these provisions shall only be considered valid if made in writing and signed by the same parties or their authorized successors and assigns. These claims shall be binding on any successor or assigns of either party unless specifically renounced as a result of a new agreement, in writing, signed by all necessary parties, including the stockholder, or his rightful heirs. The company further agrees that it shall not take any action to restructure, rename, re-incorporate the company, or its assets, or any other similar action, with the end result of such action being to diminish or dilute the stockholder's rights in any manner, except as expressly stated elsewhere in this agreement.
     Various previous agreements were signed by Will McAndrew, President of EENT and Kevin Smyth, stockholder on the following dates, May 29, 2002, July 9, 2002, September 29, 2002; December 12, 2002 and January 17, 2003. The parties avow that the intent, both individually and cumulatively of these agreements was to make all shares of FENT purchased directly from the company, whether under the letter of May 29, 2002, or subsequently, and held by the stockholder, Kevin Smyth, or his heirs, non dilutable equity beyond 20,000,000 (twenty million) shares per the attached schedule. This limitation does not apply to the $50,000 note were it not repaid prior to July 9, 2003. The failure to repay the note would actually increase Smyth's nondilution percentage. Such provision shall remain in effect until January 17, 2005 or such later date as the parties may agree to in a written instrument signed by both.
     Additionally, the purpose of these previous agreements was to provide for warrants totaling 350,000, which warrants could be exercised at the
discretion of the undersigned stockholder at a price of 25 cents each.	It is
the intent of the parties that the right to exercise any or all of the 350,000 warrants issued to date to the stockholder shall expire as follows:
Warrant for 100,000 shares, dated 1/17/03 - 1/16/05; Warrant for 50,000 shares, dated 10/10/02 - 8/13/04, and Warrant for 200,000 shares, dated 8/13/02 - 8/13/04. Any previous documents issued or tiled with any party referring to any other date of expiration shall be considered inaccurate and the company will take the necessary steps to correct such inaccuracies with any and all parties to Whom such records should or must be submitted.
     The 350,000 warrants issued by the company to the undersigned stockholder, shall not be construed, whether exercised or not, to be subject to the non-dilution provisions agreed to by the parties. That is, should these warrants be exercised, the stockholder shall not be issued further stock, above those warrants exercised, in accordance with the anti dilution provision even though the shares issued as a result of exercising the warrants would increase the number of shares above 20,000,000. However, shares issued to any other parties as a result of exercising warrants of any kind during the period of non dilution shall be considered further additions to the 20,000,000 number and will trigger the anti dilution requirements benefiting the undersigned stockholder.
     Further a note of $50,000 has been agreed to be repaid on, or before, July 9, 2003 with 7% interest. The provisions of this note are contained in the signed agreement of July 9, 2002. These provisions are hereby reaffirmed.

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Additionally, it as agreed that the intent of the letter of July 9, 2002, and subsequent agreements, was that if the note was not repaid according to its provisions, the issuance of stock according to the formula in the agreement would trigger such additional stock to be included as non-dilutable stock for the undersigned stockholder. Therefore, to the extent that such shares are issued, they would be added to those previously purchased directly from the company and the resulting total number of shares purchased by the shareholder would be divided by 20,000,000 shares. The resulting percentage would be the undersigned stockholder's new percentage of ownership. Further transactions after that date involving the issuance of additional shares of any kind would result in the undersigned shareholder receiving such additional shares as is necessary to maintain the then current percentage of ownership until the expiration of the non dilution provisions which is currently January 17, 2005.
     Except as otherwise stated hereunder or agreed to by the parties, the company shall issue additional shares to the undersigned stockholder concurrently with the issuance of any additional shares to a third party in
excess of 20,000,000 shares.	Such calculation shall be based upon the
cumulative number of shares purchased to date by shareholder from the company (except for those issued in (i) antidilution; (ii) as a dividend;
(iii) if he purchases shares in the open market; or (iv) if otherwise agreed between the parties (as, for example, set forth in the paragraph hereinbelow)) divided by 20,000,000. Thus, as the shareholder currently has 4,000,000 shares, the fraction henceforth is: 4,000,000/20,000,000=20%., and, as a further example, during the time period in which shareholder owned 3,000,000 shares, his percentage was: 3,000,000/20,000=15% The company shall notify the shareholder promptly upon issuance of any additional shares above 20,000,000 and the effect to the shareholder. The company shall upon request by the shareholder, make available to the undersigned shareholder a list of all shareholders of 1% or more of the company's stock, as well as the total number of shares outstanding at the time of the request. Additionally the company shall use reasonable efforts to assist the shareholder in meeting whatever reporting requirements may be placed upon him by any authorized agencies or entities.
     The stockholder and the company have entered into an agreement as of March 14, 2003 in which the stockholder shall loan to the company $50,000, on a no-interest basis. As an incentive for making the loan, the stockholder shall receive from the company an additional 617,058 shares of stock for the sum of $50,000. Such $50,000 will be immediately repaid to the stockholder upon the initial drawdown of funding under the transaction with U.S. Capital, less any amounts that may have been previously repaid. Until and unless a funding occurs with U.S. Capital, the stockholder will be entitled on a quarterly basis to an amount equal to 5% of the net profits from funds received by EENT from the sale of AXP 1000 units. For purposes of this paragraph, the term, "net profit" shall mean sales proceeds received less direct manufacturing costs, marketing and distribution costs.
     The shares issued hereunder shall remain the property of the stockholder after repayment of the $50,000, however they will not serve to increase the anti-dilution rights of the shareholder which shall remain at 20% per the provisions of the January 17th agreement.
     The attached schedule reflects the implementation of various provisions of this agreement regarding the stockholders shares, anti-dilution adjustments that have been made, provisions for anti-dilution adjustments to be made in the future should further shares be issued, and the total number of shares issued and outstanding by the company as of the date of this agreement. Each party affirms that the numbers on this schedule reflect the intent of all the agreements between the parties.

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     The stockholder agrees to abide by any restrictive provisions regarding the selling of his stock required by law. As long as legally possible, the company, in turn, agrees to take whatever steps are available to make such restrictions as minimal as possible, both with regard to time restrictions and amounts of stock saleable, except that nothing in this paragraph shall be construed to give the shareholder any registration rights other than those which may have been granted to him under any previous agreements. With the exception of statutory restrictions, the parties agree that the stockholder shall have no restrictions placed upon his ability to sell in the amounts and at the times he chooses. In the event that a sale of any portion of the stockholder's shares takes place prior to the expiration of the non dilution provisions, such shares shall be deducted from the total number of shares purchased directly from the company and a new, lesser percentage of ownership, relative to 20,000,000 shares shall be calculated for the purposes of any additional shares to be provided to the undersigned stockholder as a result of the company issuing additional shares to others.
     The parties hereto agree that there will be no action taken by the company which shall diminish the percentage of ownership by the undersigned stockholder, as a result of stock splits, reverse or otherwise; nor shall there be any issuance of any other rights to any other parties, which would result in a diminishment of the ownership of the undersigned stockholder, except as defined in the following paragraph.
     The parties specifically reaffirm the concept, as originally agreed to in the document between the parties of July 9, 2002, regarding the exception to the non-dilution agreement. Such agreement is hereby restated as follows:
The non dilution provisions set forth in this agreement shall not apply to stock issuances over 20,000,000 shares which are attributable to shares issued in a merger & acquisition transaction that increases value which is otherwise approved by the stockholders of the company holding a majority of the then issued and outstanding shares of stock of EENT entitled to vote thereon. The company shall give prior notice of any shareholder vote as required by its Bylaws and Nevada law. No other exceptions shall be considered valid for the purposes of this agreement.
     The terms, anti dilution, and non-dilution shall be considered to have exactly the same meaning herein. In the same manner, the terms, "undersigned stockholder", and "stockholder", shall be deemed to be one and the same and refer only to Kevin W. Smyth, except as used in the previous paragraph referring to stock holders in general.
     This agreement represents a consolidation of all previous agreements between the parties. The language of any previous agreement which conflicts with this agreement or which previous agreement might be construed to modify this agreement beyond the clear intent of this agreement shall be considered null and void. The parties to this agreement have so agreed to all the provisions herein without reservation and have so attested by their witness signatures appearing below on this 14th day of March 2003.


/s/ Kevin W. Smyth                           /w/ Will McAndrew, III
Shareholder:                                 President of EENT:
Kevin W. Smyth                               Willard G. Mc Andrew III

3/14/03                                      3/14/03
Date of Signature                            Date of Signature


Witness to signature:	                     Witness to signature:

Print witness name                            Print witness name
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